UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

       Meredith Enterprises, Inc.
(Name of Registrant as Specified in Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEREDITH ENTERPRISES, INC.
3000 Sand Hill Road
Building 2, Suite 120
Menlo Park, California 94025

September 12, 2005

Dear Stockholder:

        We cordially invite you to attend our annual meeting of stockholders of Meredith Enterprises, Inc. at 11:00 a.m. local time on October 27, 2005, at The Sand Hill Conference Center, 3000 Sand Hill Road, Menlo Park, California. Enclosed are the Notice of Meeting and Proxy Statement, along with a copy of our 2004 annual report on Form 10-KSB.

        At the annual meeting, the board of directors will ask our stockholders:

         (1)     to elect one director; and
         (2)     to transact any other business as may properly come before the annual meeting or any postponements or adjournments of it.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” OUR DIRECTOR NOMINEE.

        Although we would very much like each stockholder to attend the annual meeting, we realize this is not possible. Whether or not you plan to be present, we would appreciate your taking a few minutes to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

         YOUR VOTE IS IMPORTANT TO US. We appreciate the time and consideration that I am sure you will give it.

Sincerely,

/s/ Allen K. Meredith
Allen K. Meredith
President, Chief Executive Officer and
Chairman of the Board of Directors

MEREDITH ENTERPRISES, INC.
3000 Sand Hill Road
Building 2, Suite 120
Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 27, 2005

        The 2005 annual meeting of stockholders of Meredith Enterprises, Inc. will be held at The Sand Hill Conference Center, 3000 Sand Hill Road, Menlo Park, California on October 27, 2005, 11:00 A.M. local time, for the following purposes:

        (1)      to elect one director; and

        (2)      to transact any other business as may properly come before the annual meeting or any postponements or adjournments of it.

        The directors have set the close of business on August 30, 2005 as the record date to determine the stockholders who are entitled to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available during normal business hours at our office located at 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025, for ten days before the meeting. A form of proxy card and a copy of our 2004 annual report on Form 10-KSB are enclosed with this notice of annual meeting and proxy statement.

        It is important that your shares are represented at this meeting. Even if you plan to attend the annual meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy.

By Order of the Board of Directors

/s/ Allen K. Meredith
Allen K. Meredith
President, Chief Executive Officer and
Chairman of the Board of Directors

September 12, 2005

MEREDITH ENTERPRISES, INC.
3000 Sand Hill Road
Building 2, Suite 120
Menlo Park, California 94025

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 27, 2005

OVERVIEW AND VOTING RULES

        Meredith Enterprises, Inc. is furnishing this proxy statement to you in connection with the solicitation of proxies by and on behalf of its board of directors for the 2005 annual meeting of stockholders to be held on October 27, 2005, and at any postponements or adjournments of the meeting. The approximate date on which this proxy statement and accompanying form of proxy are first being mailed to stockholders is September 12, 2005.

        At the annual meeting, the board of directors will ask our stockholders:

         (1)     to elect one director; and

         (2)      to transact any other business as may properly come before the annual meeting or any postponements or adjournments of it.

        Except for procedural matters, the board of directors does not know of any matters other than those described in the notice of annual meeting that are to come before the annual meeting. If any other matters properly come before the annual meeting or any postponements or adjournments of the meeting, however, the persons named in the proxy will vote the proxy in accordance with their judgment on those matters.

        The board of directors encourages you to read this proxy statement and the attached materials thoroughly and to take this opportunity to submit a proxy on the matters to be decided at the annual meeting.

        A holder of our common stock wishing to have his or her shares voted at the annual meeting should complete and sign the enclosed proxy and mail it in the enclosed prepaid and addressed envelope. Holders of record may also vote their shares of common stock in person at the meeting.

Who is asking for my vote?

        The board of directors is soliciting proxies in the form attached for use at the annual meeting. The persons named as proxies were selected by the board and are officers of Meredith Enterprises, Inc. If you are a stockholder of record, you may revoke your proxy before its exercise by giving written notice to our corporate secretary, Charles P. Wingard, of the revocation or by providing a duly executed proxy bearing a later date. In addition, a stockholder of record who attends the annual meeting may vote his or her shares personally and thus, revoke his or her proxy at that time. All shares of our common stock represented by valid proxies will be voted as provided on the proxy.

        If you hold your shares through a brokerage account (not an IRA or other retirement account), your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of a director, but they will not be counted for all other matters to be voted on because these other matters are not considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm by submitting your proxy. This ensures your shares will be voted at the meeting.

Who can vote?

        Stockholders of record as of the close of business on August 30, 2005 are entitled to vote. On that day, there were 946,452 shares of common stock outstanding (net of 30,513 treasury shares) and entitled to vote and approximately 260 record holders of common stock.

Who pays for the cost of the proxy solicitation?

        We have solicited the enclosed proxy for use at the annual meeting. We will pay the expense of preparing, printing and mailing this proxy statement and the proxies we have solicited. In addition to using the mail, our officers, directors and regular employees may solicit proxies, without extra remuneration, in person or by telephone, facsimile or email.

Are stockholders entitled to appraisal rights?

        The holders of our common stock are not entitled to any appraisal rights concerning the election of a director.

How can a stockholder propose business to be brought before next year’s annual meeting?

        Stockholder Proposals to Be Included in Our Proxy Statement. Under the proxy rules of the SEC, for us to consider a stockholder proposal for inclusion in our proxy statement and form of proxy relating to the 2006 annual meeting of stockholders, we must receive the proposal at our principal executive offices at 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025, not later than May 5, 2006.

        Other Stockholder Proposals. For any stockholder proposals not included in our proxy statement and form of proxy, we may use discretionary authority granted by proxy in voting on those proposals. In addition, if we do not receive notice of the matter by the date determined under our bylaws for the submission of business by stockholders, the stockholder proposal will not be considered at the meeting. (This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy.) Our bylaws provide that to be timely, we must receive at our principal executive offices the notice and certain related information not less than 90 and no more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders. A stockholder may nominate persons for election to our board of directors by submitting those nominations, together with certain related information required by our bylaws, in writing to our corporate secretary at our principal executive offices, at the times given in this paragraph. We have received no proposals or nominations as of the date of these proxy materials.

How are votes counted?

        Quorum. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock as of the record date is necessary to hold the meeting and conduct business. This is called a quorum. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. Abstentions and broker non-votes count as present for establishing a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

        Election of Director – Proposal 1. Assuming a quorum is present, the affirmative vote of a plurality of the votes duly cast is required for the election of a director. In other words, the nominee receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of a director.

Are there any special arrangements regarding voting at the annual meeting?

        The board knows of no arrangements or commitments for the voting of shares for or against the directors nominated for election at the annual meeting or for or against the other proposals.

PROPOSAL 1 – ELECTION OF DIRECTOR

        This section gives information about the nominee for election as a director of Meredith Enterprises: Gary B. Coursey, who is currently a director. Our certificate of incorporation requires the board of directors to be divided into three classes as nearly equal in number as possible. The terms of office for three directors expire at this year’s annual meeting: Mr. Coursey, Patricia F. Meidell and Neal E. Nakagiri. Ms. Meidell and Mr. Nakagiri recently informed us that they do not wish to stand for reelection. Under the authority granted in our bylaws, the board of directors has voted to reduce the number of directors from seven to five, effective upon the expiration of the terms of these three directors at this year’s annual meeting. The nominating and governance committee of our board recommended to the board that it nominate Mr. Coursey for election to the board at this annual meeting. The board adopted that recommendation and is nominating Mr. Coursey for reelection to the board for a new three-year term.

        If elected, Mr. Coursey will serve for his term or until his successor is duly elected and qualified or his earlier resignation or removal. Mr. Coursey has agreed to serve as a director if elected.

        The board of directors recommends a vote FOR Mr. Coursey.

Information about the Director Nominee

        Gary B. Coursey, age 65, has been a director since June 2003. Mr. Coursey has been the President of Gary B. Coursey and Associates, Inc. since 1971. He is a member of the American Institute of Architects and has over 30 years of experience in architecture, interior design and space planning. Mr. Coursey’s work has been recognized with numerous awards. Mr. Coursey has a Bachelor’s degree in Architecture from the Georgia Institute of Technology and an A.S. in Building Construction from Southern Polytechnic State University.

Information about Directors Continuing in Office

        E. Andrew Isakson, age 53, has served as one of our directors since September 2002. Mr. Isakson’s term as a Class I director expires at the 2006 annual meeting. Mr. Isakson has served as President of Isakson-Barnhart Properties, Inc. (and predecessor companies) since 1982 and is General Partner of Isakson-Barnhart Development Co., LLC. He has over 25 years of experience in commercial real estate in Atlanta and the Southeast developing, owning and managing office and retail space. Currently, Isakson-Barnhart Properties manages over 1.0 million square feet of retail and office space in Georgia, North Carolina and Tennessee. Isakson-Barnhart Development Co., LLC has developed over 2.2 million square feet of retail space its inception. Mr. Isakson has been a licensed real estate broker since 1974 and received a B.A. from Vanderbilt University.

        John H. Redmond, age 63 and a director since August 2001, serves as chair of our Audit, Compensation and Stock Option Committee and our Nominating and Governance Committee. Mr. Redmond’s term as a Class I director expires at the 2006 annual meeting. Mr. Redmond has been active as a real state advisor for over 30 years. From 1995 to the present, Mr. Redmond has served as President of John H. Redmond, Real Property Advisors, a real estate consulting firm in San Francisco. Prior to 1995, Mr. Redmond was associated with Coldwell Banker & Company, Grubb & Ellis Real Estate Services and was a founder of The Rubicon Group. Mr. Redmond has a B.A. from the University of Scranton and an M.S. from Boston University.

        Allen K. Meredith, age 56, has been a director since August 2001 and serves as our Chairman of the Board, President and Chief Executive Officer. His term as a Class II director expires at the 2007 annual meeting. Before joining our company, Mr. Meredith had over 20 years of experience in the real estate business. Since 1994, Mr. Meredith has served as President and Chief Executive officer of Meredith Partners, where he specialized in acquiring, rehabilitating and managing suburban office and industrial commercial properties in California, including the acquisition and rehabilitation of the one million square-foot former Firestone Tire manufacturing facility in Los Angeles. From 1991 to 1994, Mr. Meredith was President and Chief Executive Officer of the Northwest Region of Trammell Crow Company, a real estate development company, where he oversaw property development, acquisition and disposition, facility and construction management, and leasing and property management for 33.1 million square feet of high-rise, office, shopping center and industrial properties. Mr. Meredith has an M.B.A. from Harvard University and a B.A. in Economics from Stanford University.

        James P. Moore, age 50 and a director since August 2001, serves on our Audit, Compensation and Stock Option and Nominating and Governance Committees. Mr. Moore’s term as a Class II director expires at the 2007 annual meeting. Mr. Moore joined Citibank, N.A. in November 2004 as an SVP, Sales Manager for the Southern California region in its Commercial Real Estate Group. He is now the Sales Manager for the Southwestern Region (Southern California, Arizona and Southern Nevada) responsible for all new real estate mortgage originations for commercial and multifamily investment properties in the region. From 2002 to 2004, he was the principal of Moore Associates, LLC, a Southern California-based real estate investment and development firm. Before forming Moore Associates, LLC, Mr. Moore was a Senior Vice President of Banc One Capital Markets, Inc. (previously First Chicago Capital Markets, Inc.). He spent 17 years with the organization, including five years as head of its Western Division of the Real Estate Department. Mr. Moore holds a B.S. in Business Administration (Finance and Real Estate) from the University of Southern California.

Other Executive Officer

        Charles P. Wingard, 47, was appointed to his current position as Secretary, Vice President and Chief Financial Officer of the company in July 2002. From October 2001 to July 2002, he was Vice President and Acting Chief Financial Officer. From August 2000 to September 2001, Mr. Wingard served as senior vice president and Chief Financial Officer of VelocityHSI, Inc. a publicly traded provider of high-speed Internet services to the apartment industry that in August 2000 was spun-off from BRE Properties, Inc., a publicly traded real estate investment trust with over $1.5 billion in assets. In August 2001, VelocityHSI, Inc. filed for protection under Chapter 7 of the U.S. Bankruptcy Code. From August 1996 to August 2000, Mr. Wingard was Vice President and Director of Financial Reporting for BRE Properties, Inc., where he was responsible for securities filings and compliance, loan administration and financial reporting. Mr. Wingard is a Certified Public Accountant and holds a B.S. in Accounting and Finance from the University of California, Berkeley.

CORPORATE GOVERNANCE

Board Organization and Meetings

        We currently maintain three board committees: our audit committee; our nominating and governance committee; and our compensation and stock option committee. During the fiscal year ended December 31, 2004, the board of directors met three times and the audit committee met four times. Each of our directors attended each of our board and committee meetings in person or by conference call, except for Mr. Nakagiri, who did not attend one meeting of the board of directors. In lieu of a compensation and stock option committee meeting, our independent directors, who consist of Ms. Meidell, Mr. Moore, Mr. Nakagiri and Mr. Redmond, performed that function in 2004. The compensation and stock option committee has met once to date in 2005 to determine and award bonuses in 2005 related to 2004 performance.

Audit Committee

        Our audit committee is currently composed of John H. Redmond (its chair) and James P. Moore. The board of directors has determined that Mr. Moore is an “audit committee financial expert” and that each of Mr. Redmond and Mr. Moore is “independent” under Section 121(A) of the American Stock Exchange listing standards and as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our audit committee operates under a written charter adopted by the board, which revised the charter on June 15, 2004 to comply with new SEC requirements and American Stock Exchange listing standards. Our updated audit committee charter was attached to our proxy statement for our 2004 annual meeting of shareholders.

Audit Committee Report

        During the fiscal year ended December 31, 2004, the audit committee was composed of Mr. Redmond and Mr. Moore. The full audit committee met four times in 2004, and the chair and the other member of the committee reviewed our quarterly reports on Form 10-QSB with management and our independent auditors.

        Our audit committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing legal and regulatory compliance and ethics programs oversight. The audit committee communicates regularly with our management, including our Chief Financial Officer, and with our auditors. The audit committee is also responsible for conducting an appropriate review of and pre-approving all related party transactions in accordance with American Stock Exchange listing standards, and evaluating the effectiveness of the audit committee charter at least annually.

        The audit committee has discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees); it has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1; and it has discussed with the independent auditors the independent auditors’ independence from the company and our management. The audit committee reported its findings to our board of directors.

        In performing all of these functions, the audit committee acts only in an oversight capacity. The audit committee reviews our quarterly and annual reporting on Forms 10-QSB and Form 10-KSB prior to filing with the SEC. In its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the SEC. A copy of our Annual Report on Form 10-KSB is enclosed with these proxy materials.

        The audit committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Submitted by:
John H. Redmond, Chair
James P. Moore

Nominating and Governance Committee

        On June 15, 2004, our board of directors adopted a nominating and governance committee charter in accordance with the corporate governance requirements of the American Stock Exchange. The charter was attached as Appendix C to our 2004 proxy statement. Our nominating and governance committee consists of Patricia F. Meidell, James P. Moore, Neal E. Nakagiri and John H. Redmond, each of whom is independent under Section 121(A) of the American Stock Exchange listing standards. The responsibilities of the nominating and governance committee include evaluating and recommending to the full board of directors the director nominees to stand for election at our annual meetings of stockholders. The committee is authorized to retain search firms and to compensate them for their services.

        The nominating and governance committee will examine each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the committee considers the following criteria, among others: the candidate’s availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards, experience at the policy-making level in business, real estate or other areas of endeavor specified by the board, commitment to enhancing stockholder value, and ability and desire to represent the interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.

        In addition to the qualification criteria above, the nominating and governance committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of the American Stock Exchange.

        The nominating and governance committee evaluated our board’s nominee, Mr. Coursey, in light of the above criteria and recommended to the board that he be nominated for reelection as a director at the 2005 annual meeting. In particular, the committee evaluated Mr. Coursey under Section 121(A) of the American Stock Exchange listing standards and determined that, notwithstanding the relationship between us and Gary B. Coursey and Associates, Inc. discussed below under “Certain Relationship and Related Transactions,” Mr. Coursey is independent within the meaning of Section 121(A). As described above, our full board approved the nominating and governance committee recommendation that Mr. Coursey be nominated for reelection and that he be designated as an independent director.

        The nominating and governance committee will consider persons recommended by stockholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for board membership. For a stockholder to nominate a director candidate, the stockholder must comply with the advance notice provisions and other requirements of Section 2.6 of our bylaws. Stockholders who intend to recommend a director candidate to the nominating and governance committee for consideration are urged to thoroughly review our nominating and governance committee charter and section 2.6 of our bylaws.

Compensation and Stock Option Committee

        This committee oversees our management of some of our human resources activities, including determining compensation for executive officers, granting stock options and administering our employee benefit plans. Our compensation and stock option committee is composed of John H. Redmond and James P. Moore. In 2004, however, the independent directors performed the functions of the compensation and stock option committee, approving the 2004 base salaries of our executive officers and their bonuses for 2003 performance, and granting stock options. The compensation and stock option committee has met once to date in 2005 to determine and award bonuses in 2005 related to 2004 performance.

Communications with Board of Directors

        The board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with the board as a group or individually by writing to: The Board of Directors of Meredith Enterprises, Inc. c/o Chief Financial Officer, Meredith Enterprises, Inc., 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025. The Chief Financial Officer may require reasonable evidence that a communication or other submission is made by a Meredith Enterprises stockholder before transmitting the communication to the board or board member. On a periodic basis, the Chief Financial Officer will compile and forward all stockholder communications submitted to the board or the individual directors.

Fees to BDO Seidman, LLP

        Audit Fees. The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2004, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-QSB for the first, second and third quarters of that fiscal year, were $127,560. For the year ended December 31, 2003, the aggregate fees billed by BDO Seidman for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2003, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year, were $103,160.

        Audit Related Fees. BDO Seidman billed no fees for professional services rendered that were reasonably related to the performance of the audit of our 2004 and 2003 financial statements, but which were not reported in the previous paragraph.

        Tax Fees. For the fiscal year ended December 31, 2004, the aggregate fees billed by BDO Seidman for professional services rendered related to tax compliance, tax advice and tax planning were $17,065. For the year ended December 31, 2003, the aggregate fees billed by BDO Seidman for professional services rendered related to tax compliance, tax advice, and tax planning were $16,295. In each year, these tax-related fees were for preparing tax returns and providing tax advice for the classification of the dividend for reporting to stockholders.

        All Other Fees. BDO Seidman billed us for no services for the fiscal years ended December 31, 2004 and 2003, other than for the services described in the foregoing paragraphs.

Pre-approval Policy regarding Audit and Non-audit Services Performed by BDO Seidman, LLP

        Our audit committee pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

        General. The audit committee is required to pre-approve the audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the audit committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the audit committee.

        Audit Services. The annual audit services engagement terms and fees are subject to the specific pre-approval of the audit committee. In addition to the annual audit services engagement specifically approved by the audit committee, the audit committee has granted general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

        Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The audit committee believes that the provision of audit-related services does not impair the independence of the auditor.

        Tax Services. The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

        All Other Services. The audit committee has granted pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor.

        Pre-Approval Fee Levels. To facilitate management’s day-to-day conduct of our business, the audit committee deemed it advisable and in our best interests to permit certain routine, non-audit services without the necessity of pre-approval by the audit committee. Therefore, the audit committee expects to establish a pre-approval fee level per engagement. Any proposal for services exceeding this level will require specific pre-approval by the audit committee. Although management may engage non-audit services from our independent auditor within this limit, management cannot enter into any engagement that would violate the SEC’s rules and regulations related to auditor independence. These non-audit service engagements are to be reported to the audit committee as promptly as practicable.

Director Compensation

        Our non-employee directors receive $500 for each board meeting they attend in person, $200 for each telephonic meeting and $200 for each committee meeting attended, except for Mr. Coursey and Mr. Isakson, who receive $500 per meeting due to the cost of travel from their business locations. During 2004, we paid a total of $7,950 to our non-employee directors, exclusive of reimbursements for expenses. On February 10, 2004, five non-employee directors (Mr. Coursey, Mr. Isakson, Ms. Meidell, Mr. Moore, and Mr. Redmond) each received grants of options to purchase 1,667 shares of common stock at $16.00 per share, the fair market value on the date of grant. These options vested immediately on the date of the grant. In 2004, Mr. Nakagiri and Ms. Meidell declined to accept any fees, and Mr. Nakagiri declined to accept options, for service on the board.

        Directors are encouraged to attend our annual meetings of stockholders. One of seven directors attended our 2004 annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides, as of August 29, 2005, information regarding the shares of our common stock beneficially owned by each person who is known to us to own beneficially more than 5% of the common stock, by each director, by each named executive officer and by all directors and executive officers as a group. The amounts shown are based on information provided by the individuals named.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner (1)	Ownership (2)	of Class
Allen K. Meredith (3)	299,406	28.6%
Kim Meredith (4)	187,406	19.8%
Meredith I LLC	115,406	12.2%
Meredith III LLC	72,000	7.6%
Gary B. Coursey (5)	1,667	*
E. Andrew Isakson (6)	3,334	*
Patricia F. Meidell (7)	2,166	*
James P. Moore (8)	4,834	*
Neal E. Nakagiri	0	*
John H. Redmond (6)	3,334	*
Charles P. Wingard (9)	26,667	2.7%
Directors and officers as a group (10)	342,825	31.4%

__________
* Less than 1%

(1)	The business address for each of these individuals is c/o Meredith Enterprises, Inc., 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, CA 94025.
(2)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Percentage figures are based upon 946,452 shares of common stock outstanding as of August 29, 2005, net of 30,513 shares held in treasury.
(3)	For Mr. Meredith, includes: (a) 12,000 shares he owns directly; (b) 100,000 shares that he may purchase upon exercising stock options that are currently exercisable; (c) 115,406 shares held by Meredith I LLC and (d) 72,000 shares held by Meredith III LLC (he is co-manager of both Meredith I LLC and Meredith III LLC).
(4)	For Mrs. Meredith, includes 115,406 shares held by Meredith I LLC and 72,000 shares held by Meredith III LLC (she is co-manager of both Meredith I LLC and Meredith III LLC).
(5)	For Mr. Coursey, includes 1,667 shares that he may purchase upon exercising stock options that are currently exercisable. (6) For Mr. Isakson and Mr. Redmond, includes 3,334 shares that each may purchase upon exercising of stock options that are
(6)	For Mr. Isakson and Mr. Redmond, includes 3,334 shares that each may purchase upon exercising of stock options that are currently exercisable.
(7)	For Ms. Meidell, includes 499 shares she owns directly and 1,667 shares that she may purchase upon exercising of stock options that are currently exercisable.
(8)	For Mr. Moore, includes 1,500 shares he owns directly and 3,334 shares that he may purchase upon exercising of stock options that are currently exercisable.
(9)	For Mr. Wingard, includes 26,667 shares that he may purchase upon exercising of stock options that are currently exercisable.
(10)	Includes 140,003 shares that may be purchased upon the exercise of stock options that are currently exercisable.

EXECUTIVE COMPENSATION

        Our 401(k) retirement plan, which we established in 2003, is our only annuity, pension or retirement plan, or existing plan or arrangement pursuant to which compensatory payments are proposed to be made in the future to directors or officers.

        The following table summarizes the compensation paid to Mr. Meredith and Mr. Wingard, our only executive officers. In these proxy materials, we sometimes refer to them as the “named executive officers.”

Summary Compensation Table

					Long Term
					Compensation
		Annual Compensation			Awards
					Securities
				Other Annual	Underlying
		Salary	Bonus	Compensation	Otions/SAR
Name and Principal Position	Year	($)	($) (1)	($) (2)	(#)
Allen K. Meredith	2004	200,000	30,000	6,900	33,333
President and Chief Executive	2003	200,000	30,000	1,000	66,667
Officer	2002	200,000	20,000	-	-
Charles P. Wingard	2004	127,500	19,125	2,463	10,000
Vice President and Chief	2003	125,000	18,750	625	16,667
Financial Officer	2002	125,000	12,500	-	-

__________
(1)     Paid in following year for prior year performance.
(2)     Consists of our contribution to the executive’s 401(k) retirement plan, which we established in 2003.

Option Grants in 2004

        The following table provides information concerning each grant of stock options to the named executive officers during the year ended December 31, 2004:

Option Grants in Last Fiscal Year
(Individual Grants)
Percent of
Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees in	Exercise or
	Options	Fiscal Year	Base Price	Expiration
Name	Granted (#)	Year	($/Sh)	Date
Allen K. Meredith	33,333 (1)	74%	$ 16.00	2/10/14
Charles P. Wingard	10,000 (1)	22%	$ 16.00	2/10/14

__________
(1)      These options were granted on February 10, 2004 and became vested and exercisable 25% each quarter thereafter, with the final 25% vesting on February 10, 2005.

        The following table provides information regarding the exercisability of options and the number of options held by the named executive officers who have been granted stock options, as of December 31, 2004:

	Aggregated Option Exercises in Last Fiscal Year
	and Fiscal Year End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised Options		In-the-Money Options
	at Fiscal Year End (#)		at Fiscal Year End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Allen K. Meredith	91,667	8,333	$429,169	$4,167
Charles P. Wingard	24,167	2,500	$107,919	$1,250

2005 Option Grants to Executive Officers

        There have been no option grants to our executive officers in 2005 to date.

401(k) Retirement Plan

        In 2003, we established a defined contribution retirement plan covering all employees with more than three months of continuous full-time employment. In addition to employee elective contributions, in 2003 and 2004, we matched 100% of the employee’s elective contributions, up to 3% of the employee’s annual compensation.

Employment Contracts and Termination of Employment and Change in Control Arrangements

   Allen K. Meredith

        Effective June 15, 2004, we entered into an employment agreement with Allen K. Meredith to serve as our Chairman of the Board of Directors, President and Chief Executive Officer for an initial term of three years, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. The new employment agreement superseded the prior agreement dated August 22, 2001, as revised March 21, 2002. A summary of some of the material terms of this agreement follows:

        Base Salary. Mr. Meredith currently receives a base salary of $210,000. The base salary is subject to negotiation yearly.

        Annual Cash Bonus. Mr. Meredith is eligible to receive an annual cash bonus in an amount, if any, to be determined in the sole discretion of the compensation and stock option committee.

        Stock Options. Mr. Meredith may be granted options to purchase shares of our common stock at an exercise price equal to the fair market value per share on the date of grant in the discretion of the compensation and stock option committee.

        Other Benefits. Mr. Meredith is entitled: to fully participate in our group health and medical insurance and other benefit plans; to be reimbursed at the mileage rate established by the I.R.S for the business use of his personal car; to be indemnified as required by our bylaws, and to be insured in that regard; and to receive the vacation days, holiday pay and sick days specified in the agreement.

        Severance Benefits. If, at any time during any automatic one-year renewal period, the employment of Mr. Meredith is terminated, he will be entitled to receive the benefits described below. If we terminate Mr. Meredith’s employment without cause or Mr. Meredith terminates his employment for good reason (as those terms are defined in his employment agreement), (a) he will a receive a lump sum payment equal to his then-annual base salary plus an amount equal to the average of his annual bonus, if any, over the most recent three years; and (b) Mr. Meredith, his spouse and dependents will continue to participate in our group insurance plans for one year. Upon termination due to disability or death, Mr. Meredith or his estate will receive all salary accrued but unpaid to the date of termination. Mr. Meredith may resign at any time upon 30 days written notice. Upon voluntary termination of employment by Mr. Meredith without good reason or if we terminate Mr. Meredith’s employment for cause, we will owe no further compensation to Mr. Meredith.

        Termination Following a Change in Control. If Mr. Meredith is terminated or resigns within one year from a change in control (as defined in the employment agreement), he will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus, if any, over the most recent three years.

   Charles P. Wingard

        Effective April 7, 2003, we entered into an employment agreement with Charles P. Wingard to serve as our Secretary, Vice President and Chief Financial Officer for an initial term of one year, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Mr. Wingard had previously served in those positions since July 2002 without an employment agreement. From October 2001 to July 2002, he was our Vice President and Acting Chief Financial Officer, also without an employment agreement. Certain material terms of this agreement follows:

         Base Salary. Mr. Wingard currently receives a base salary of $133,875. The base salary is subject to negotiation yearly.

        Annual Cash Bonus. Mr. Wingard is eligible to receive an annual cash bonus in an amount, if any, to be determined in the sole discretion of the compensation and stock option committee.

        Stock Options. In accordance with his employment agreement, Mr. Wingard was granted options on March 3, 2003 to purchase 16,667 shares of our common stock at an exercise price equal to the fair market value per share on the date of grant. Future grants of options to purchase common stock may be made at the discretion of the compensation and stock option committee.

        Other Benefits. Mr. Wingard is entitled: to fully participate in our group health and medical insurance and other benefit plans; to be reimbursed at the mileage rate established by the I.R.S. for the business use of his personal car; to be indemnified as required by our bylaws, and to be insured in that regard; and to receive the vacation days, holiday pay and sick days specified in the agreement.

        Severance Benefits. If, at any time during any automatic one-year renewal period, the employment of Mr. Wingard is terminated, he will be entitled to receive the benefits described below. If we terminate Mr. Wingard’s employment without cause or Mr. Wingard terminates his employment for good reason (as those terms are defined in his employment agreement), (a) he will a receive a lump sum payment equal to his then-annual base salary plus an amount equal to the average of his annual bonus, if any, over the most recent three years; and (b) Mr. Wingard, his spouse and dependents will continue to participate in our group insurance plans for one year. Upon termination due to disability or death, Mr. Wingard or his estate will receive all salary accrued but unpaid to the date of termination. Mr. Wingard may resign at any time upon 30 days written notice. Upon voluntary termination of employment by Mr. Wingard without good reason or if we terminate Mr. Wingard’s employment for cause, we will owe no further compensation to Mr. Wingard.

        Termination Following a Change in Control. If Mr. Wingard is terminated or resigns within one year from a change in control (as defined in the employment agreement), he will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus, if any, over the most recent three years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership of common stock and our other equity securities with the SEC and to provide us with copies of these filings. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended December 31, 2004, each of our officers, directors and greater than ten percent beneficial owners who are obligated to file certain reports under Section 16(a) of the 1934 Act complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We acquired the Northlake Festival Shopping Center near Atlanta, Georgia in October 2002. In connection with that transaction, we paid a real estate brokerage commission of $100,000 to Isakson-Barnhart Properties, Inc., and we have retained Isakson-Barnhart Properties, Inc. as the property manager of that shopping center. Isakson-Barnhart Properties manages over 1.0 million square feet of retail and office space in Georgia, North Carolina and Tennessee. E. Andrew Isakson, one of our directors, is president of Isakson-Barnhart Properties, Inc. Under the property management agreement, Isakson-Barnhart Properties manages, maintains and operates the shopping center for us. In return for its services, we pay a monthly property management fee to Isakson-Barnhart Properties equal to the greater of (a) 3% of the gross income of the property actually collected for that month or (b) $2,500. In addition, we pay Isakson-Barnhart Properties a leasing commission, in the range of $2.00 to $4.50 per square foot depending on the size of the space and whether there is a co-broker, on new leases or expansion of current leases. We also pay a construction maintenance fee of 5% of the total cost of tenant improvements or other construction where Isakson-Barnhart Properties supervises the project. Under this agreement, we paid Isakson-Barnhart Properties a total of $200,083 in the year ended December 31, 2004, and in 2005 we have paid Isakson-Barnhart Properties a total of $152,973 through August 29, 2005. The agreement is renewable annually, and either party is allowed to terminate the agreement upon 30 days’ prior written notice to the other. In addition, Mr. Isakson owns a 50% interest in a retail shopping center that is located adjacent to the retail shopping center.

        Gary B. Coursey, a nominee for director, has been the President of Gary B. Coursey and Associates, Inc. since in 1971. We paid that firm $70,056 in 2004 for architectural services in connection with the Northlake Festival Shopping Center. In addition, in 2005 we have paid that firm approximately $19,227 through August 29, 2005 for architectural services related to a shopping center in Garden Grove, California. Although we expect to pay that firm additional fees for architectural services necessary to satisfy various requirements of the City of Garden Grove for our Garden Grove Festival development, and possibly other work, we do not yet know what the amount of those fees will be.

        During October 2004, we purchased 20,000 shares of our common stock at the fair market value, plus brokerage commissions, for a total of $13.52 per share. During November 2004, we sold 12,000 shares of our common stock at $13.52 to a company that is co-managed by Mr. Allen K. Meredith, our President and Chief Executive Officer. We recorded an expense of $19,560 related to that sale, which represents the difference between the fair market value of our stock and the sales price on the date of sale. We entered into an agreement and Mr. Meredith that he or his affiliates will purchase the remaining 8,000 shares we hold as treasury stock at $13.52 per share, our cost for such shares, on or before March 31, 2005. As of the date hereof, Mr. Meredith has not purchased these remaining 8,000 shares.

        During June 2005, we purchased 7,400 shares of our common stock at $14.52 per share from a company that is co-managed by Mr. Allen K. Meredith, our Chief Executive Officer, President and Chairman of our Board of Directors. We made this purchase in a private transaction, and the price was based on the mid point of the bid and ask prices on the American Stock Exchange when we concluded the oral agreement to purchase the shares.

INDEPENDENT AUDITORS

        We selected BDO Seidman, LLP, independent auditors, as our principal accounting firm to perform the audit for the year ended December 31, 2004, and we have engaged BDO Seidman to perform the SAS 71 reviews for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. The audit committee will review the selection of auditors for the audit of the year ended December 31, 2005 upon the completion of the SAS 100 review of the September 30, 2005 financial statements. A representative of BDO Seidman is expected to be present either in person or by teleconference at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter that is required to be submitted to the stockholders.

OTHER MATTERS TO BE PRESENTED AT THE MEETING

        The board of directors is not aware of any other matter that may properly come before the annual meeting. If any other matter not mentioned in this proxy statement is brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their judgment and applicable law.

ANNUAL REPORT FOR 2004

        Included with these proxy materials is a copy of our 2004 Annual Report on Form 10-KSB, without exhibits but including an exhibit index, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles P. Wingard, our Secretary and Chief Financial Officer, 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025.

        Please date, sign and return the enclosed proxy card in the enclosed envelope. Prompt response is helpful and your cooperation will be appreciated.

By Order of the Board of Directors

/s/ Allen K. Meredith
Allen K. Meredith
President, Chief Executive Officer and
Chairman of the Board of Directors

PROXY
MEREDITH ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 27,  2005

        The undersigned stockholder of Meredith Enterprises, Inc. (the “Company”) hereby constitutes and appoints Allen K. Meredith and Charles P. Wingard, and each of them, as agents and proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held at The Sand Hill Conference Center, 3000 Sand Hill Road, Menlo Park, California 94025 on October 27, 2005 at 11:00 AM local time, and at any and all postponements or adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows, as further described in the accompanying Notice of Annual Meeting and Proxy Statement and on any other matter that may properly come before the meeting or any adjournment thereof, receipt of which notice and proxy statement is hereby acknowledged:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

        1.        ELECTION OF DIRECTOR.  Electing Gary B. Coursey to serve on the board of directors of the Company.

FOR	AUTHORITY WITHHELD

(Instructions: to grant authority to vote for the nominee, check the “FOR” box; to withhold authority for the nominee, check the “authority withheld” box. Failure to check either box will be deemed a grant of authority to vote FOR the nominee.)

        This proxy contains authority to and shall be voted in accordance with the recommendations of the board of directors unless a contrary instruction is indicated, in which case, the proxy shall be voted in accordance with the instructions. On all matters, if any, presented at the annual meeting, this proxy shall be voted in accordance with the recommendations of the board of directors.

(Please Sign and Date on Other Side)

Date: ________________________________________
I do ___ do not ___ expect to attend the meeting.

_____________________________________________
(Signature of Stockholder)

_____________________________________________
(Signature of Stockholder)

(Please date this proxy and sign your name as it appears
on the Company's stock ownership records. Executors,
administrators, trustees, etc. should give their full
titles. All joint owners should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS, AND MAY BE
REVOKED BEFORE ITS EXERCISE BY FILING
WITH THE SECRETARY OF THE COMPANY
AN INSTRUMENT REVOKING THIS PROXY,
OR A DULY EXECUTED PROXY BEARING A
LATER DATE, OR BY APPEARING AND
VOTING IN PERSON AT THE MEETING.